Exhibit 23
Consent of Independent Auditors
We hereby consent to the use of our report dated June 24, 2008, with respect to the financial statements of the Cerner Corporation Foundations Retirement Plan for the years ended December 31, 2007 and 2006, in the filing of the 11-K for the years ended December 31, 2007 and 2006.
/s/ Weaver & Martin, LLC
Weaver & Martin, LLC
Kansas City, Missouri
June 24, 2008

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